                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         LaSalle Partners Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                     N.A.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                               LA SALLE PARTNERS
                                 Incorporated

                            200 East Randolph Drive
                            Chicago, Illinois 60601

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1998

                               ----------------

  The annual meeting of stockholders of LaSalle Partners Incorporated will be held in the Indiana Room on Lower Level 1 of the Amoco Building, 200 East Randolph Drive, Chicago, Illinois 60601, on Thursday, May 21, 1998, at one o'clock p.m., Chicago time, for the following purposes:

  1. To elect five Directors, four to serve until the 2001 annual meeting of stockholders and until their successors are elected and qualify, and one to serve until the 1999 annual meeting of stockholders and until his successor is elected and qualifies;

  2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

  3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on March 16, 1998 as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting.

                                          By Order of the Board of Directors
                                          LOGO
                                          William E. Sullivan
                                          Secretary

Chicago, Illinois
March 31, 1998

  ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND TO RETURN IT IN THE ACCOMPANYING ENVELOPE IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                               LA SALLE PARTNERS
                                 Incorporated

                            200 East Randolph Drive
                            Chicago, Illinois 60601

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

                               ----------------

                                                                  March 31, 1998

Dear Stockholder:

  I would like to invite you to attend our 1998 annual meeting of stockholders, which will be held on Thursday, May 21, 1998, beginning at one o'clock p.m., Chicago time, in the Indiana Room on Lower Level 1 of the Amoco Building, 200 East Randolph Drive, Chicago, Illinois 60601.

  The formal notice of the annual meeting and the proxy statement can be found on the following pages. A copy of our 1997 annual report is enclosed for your review. Also enclosed is a proxy card and a postage-paid return envelope.

  To be sure that your shares will be voted at the meeting, please complete and sign the enclosed proxy card and return it in the enclosed envelope as promptly as possible. You are encouraged to specify your choices on the matters indicated. However, it is not necessary to specify your choice on a matter if you wish to vote in accordance with the recommendation of the Board of Directors, in which event merely executing and returning the proxy card will be sufficient.

  I hope that you will be able to attend the annual meeting. If you do, you may vote your shares in person even though you have returned a proxy.

                                        LOGO
                                        Stuart L. Scott
                                        Chairman and Chief Executive Officer

                               LA SALLE PARTNERS
                                 Incorporated

                            200 East Randolph Drive
                            Chicago, Illinois 60601

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1998

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of LaSalle Partners Incorporated, a Maryland corporation (the "Company"), for use at the annual meeting of the Company's stockholders to be held on Thursday, May 21, 1998, in the Indiana Room on Lower Level 1 of the Amoco Building, 200 East Randolph Drive, Chicago, Illinois 60601, at one o'clock p.m., Chicago time, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting.

  The Company expects to first send this Proxy Statement and the enclosed form of proxy to stockholders on or about March 31, 1998.

                                 ANNUAL REPORT

  The Annual Report of the Company for the year ended December 31, 1997, including financial statements audited by KPMG Peat Marwick LLP, independent auditors, and their report thereon dated February 16, 1998, is being mailed together with this Proxy Statement to each of the Company's stockholders of record at the close of business on March 16, 1998 (the "Record Date"). If you would like to obtain a copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, for the year ended December 31, 1997, you may do so by requesting a copy (which will be provided free of charge) from LaSalle Partners Incorporated, Attention: Investor Relations Department, 200 East Randolph Drive, Chicago, Illinois 60601, telephone: (312) 228-2430.

                               VOTING OF PROXIES

  Only stockholders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters voted upon by stockholders and is entitled to vote for as many persons as there are Directors to be elected. There were 16,200,000 shares of Common Stock outstanding on the Record Date.

  Each valid proxy returned to the Company will be voted at the Annual Meeting as indicated on the proxy or, if no indication is made with respect to a proposal, in accordance with the recommendations of the Board set forth in this Proxy Statement. The Company does not know of any matters to be presented at the Annual Meeting other than the proposals referred to on the proxies and described in this Proxy Statement. However, if any other matters are properly presented at the Annual Meeting, the persons named on the enclosed form of proxy intend to vote the shares represented by them in accordance with their best judgment pursuant to the discretionary authority granted them in the proxies.

  Any person submitting a proxy may revoke it at any time before it is exercised by so notifying the Secretary of the Company in writing. In addition, persons submitting proxies may elect to vote their shares in person at the Annual Meeting, although mere attendance at the Annual Meeting will not serve to revoke a proxy.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Five Directors are to be elected at the Annual Meeting, which constitutes all of the Class I Directors and one of the Class II Directors. The Class I Directors will serve for three-year terms until the Company's annual meeting of stockholders in 2001 and until their respective successors are elected and qualify, or until their earlier death, resignation, retirement, disqualification or removal. The Class II Director will serve a one-year term until the Company's annual meeting of stockholders in 1999 and until his successor is elected and qualifies, or until his earlier death, resignation, retirement, disqualification or removal. The Class II Director, John R. Walter, was initially elected a Director by the Board in September 1997 and, pursuant to the Company's Articles of Incorporation, as amended, is required to stand for election by the stockholders at the Annual Meeting. Directors will be elected by a plurality of the votes cast at the Annual Meeting. There is no cumulative voting for Directors. For purposes of the election of Directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

  Each valid proxy returned to the Company will be voted at the Annual Meeting for the five nominees listed below, unless the proxy specifies otherwise. The Board recommends that stockholders vote for the election of each of the five nominees listed below. All of the nominees listed below are members of the present Board. Messrs. Spoerri, Cummings and Esler have been Directors since the Company's incorporation. Mr. Hartley-Leonard has been a Director since July 22, 1997, the date of the closing of the Company's initial public offering. Mr. Walter has been a Director since September 16, 1997. Biographical information for each of the nominees is set forth under the caption "Management."

                                   Nominees
                               Robert C. Spoerri
                              Daniel W. Cummings
                             Charles K. Esler, Jr.
                            Darryl Hartley-Leonard
                                John R. Walter

  If any nominee should unexpectedly become unavailable for service, proxies will be voted for another person selected by the Board, unless the proxy specifies otherwise.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the Directors and executive officers of the Company. The Company currently has a twelve member Board which includes three Directors who are not employed by the Company and its subsidiaries. Each of the individuals named below as an officer of the Company accepted that position upon formation of the Company, except for Lizanne Galbreath who became an officer in April 1997 following the acquisition by the Company of The Galbreath Company.

          NAME           AGE                      POSITION
          ----           ---                      --------
 Stuart L. Scott........ 59  Chairman of the Board of Directors, Chief
                             Executive Officer and Director
 Robert C. Spoerri...... 49  President, Chief Operating Officer and Director
 William E. Sullivan.... 43  Executive Vice President, Chief Financial Officer,
                             Secretary and Director
 Daniel W. Cummings..... 44  Co-President--LaSalle Advisors Capital Management,
                             Inc. and Director
 Charles K. Esler, Jr. . 51  President and Chief Executive Officer--LaSalle
                             Partners Management Services, Inc. and Director
 Lizanne Galbreath...... 40  Chairman--LaSalle Partners Management Services,
                             Inc. and Director
 M.G. Rose.............. 58  President, Tenant Representation Division--LaSalle
                             Partners Corporate & Financial Services, Inc. and
                             Director
 Lynn C. Thurber........ 51  Co-President--LaSalle Advisors Capital Management,
                             Inc. and Director
 Earl E. Webb........... 41  Managing Director, Investment Banking Division--
                             LaSalle Partners Corporate & Financial Services,
                             Inc. and Director
 Darryl Hartley-Leonard. 52  Director
 Thomas C. Theobald..... 60  Director
 John R. Walter......... 51  Director

  The following is a biographical summary of the experience of the Directors and executive officers of the Company.

  Stuart L. Scott. Mr. Scott has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its incorporation, and was Chief Executive Officer and Chairman of the Management Committee of LaSalle Partners Limited Partnership and LaSalle Partners Management Limited Partnership (the "Predecessor Partnerships") from December 1992 until 1997. Prior to December 1992, Mr. Scott was President of the Predecessor Partnerships for more than 15 years and Co-Chairman of the Management Committee from January 1990 to December 1992. Mr. Scott originally joined the Company in 1973. He is a member of the board of directors of Hartmarx Corporation, a clothing manufacturing company. He holds a B.A. from Hamilton College and a J.D. from Northwestern University.

  Robert C. Spoerri. Mr. Spoerri has been President, Chief Operating Officer and a Director of the Company since its incorporation, and was Chief Operating Officer and Vice-Chairman of the Management Committee of the Predecessor Partnerships from January 1994 until 1997. Mr. Spoerri was a Co-Director of the Asset Management Group of the Predecessor Partnerships from January 1990 to December 1993 and the Director of the Property Management and Leasing Group of the Predecessor Partnerships from January 1980 to December 1989. Mr. Spoerri originally joined the Company in 1977. He holds a B.S. from Indiana University and an M.B.A. from Harvard University.

  William E. Sullivan. Mr. Sullivan has been Executive Vice President, Chief Financial Officer, Secretary and a Director of the Company since its incorporation, and was Executive Vice President and Chief Financial Officer of the Predecessor Partnerships beginning in February 1997. From September 1995 to February 1997, Mr. Sullivan was a Managing Director of the Special Projects Group of the Predecessor Partnerships. From January 1992 to September 1995, Mr. Sullivan was a Senior Vice President of the Special Projects Group. Mr. Sullivan originally joined the Company in 1984. He holds a B.S.B.A. from Georgetown University and an M.M. from Northwestern University.

  Daniel W. Cummings. Mr. Cummings has been a Director of the Company since its incorporation, and a Co-President of LaSalle Advisors Capital Management, Inc., an operating subsidiary of the Company, since April 1997. Mr. Cummings was a Managing Director and Co-President of LaSalle Advisors Limited Partnership, a subsidiary of one of the Predecessor Partnerships, from November 1994 through December 1997. From January 1992 to November 1994, Mr. Cummings was a Managing Director-Portfolio Management of LaSalle Advisors Limited Partnership. Mr. Cummings originally joined the Company in 1979. He holds a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.

  Charles K. Esler, Jr. Mr. Esler has been a Director of the Company since its incorporation, and President and Chief Executive Officer of LaSalle Partners Management Services, Inc., an operating subsidiary of the Company, since April 1997. From 1992 through 1997, Mr. Esler served as President of LaSalle Partners Management Limited Partnership, one of the Predecessor Partnerships. Mr. Esler originally joined the Company in 1979. He holds a B.S.M.E. from the University of Michigan and an M.B.A. from Northwestern University.

  Lizanne Galbreath. Ms. Galbreath has been Chairman of LaSalle Partners Management Services, Inc. and a Director of the Company since April 1997, when The Galbreath Company ("Galbreath") was merged with the Company. Prior to the merger, Ms. Galbreath was Chairman and Chief Executive Officer of Galbreath from August 1995 to April 1997. From June 1993 to August 1995, Ms. Galbreath served as Vice-Chairman of Galbreath, and from June 1992 to May 1993, Ms. Galbreath was Senior Managing Director in charge of national accounts. Ms. Galbreath originally joined Galbreath in 1984. Ms. Galbreath holds a B.A. from Dartmouth College and an M.B.A. from the University of Pennsylvania.

  M.G. Rose. Mr. Rose has been a Director of the Company since its incorporation, and President, Tenant Representation Division of LaSalle Partners Corporate & Financial Services, Inc., an operating subsidiary of the Company, since April 1997. Mr. Rose was a Managing Director and President of the Tenant Representation Group of the Predecessor Partnerships from September 1983 through December 1997. He originally joined the Company in 1978. Mr. Rose holds a mechanical engineering degree from the University of Cincinnati.

  Lynn C. Thurber. Ms. Thurber has been a Director of the Company since its incorporation, and a Co-President of LaSalle Advisors Capital Management, Inc., an operating subsidiary of the Company, since April 1997. Ms. Thurber was a Managing Director and Co-President of LaSalle Advisors Limited Partnership, a subsidiary of one of the Predecessor Partnerships, from November 1994 until 1997. Ms. Thurber was Chief Executive Officer of Alex. Brown Kleinwort Benson Realty Advisors Corporation ("ABKB") from May 1993 to November 1994, at which time its assets were acquired by the Company. From July 1992 to May 1993, Ms. Thurber served as Chief Operating Officer and Director of Acquisitions of ABKB. Prior to that time, Ms. Thurber was a Principal at Morgan Stanley & Co. Incorporated. She holds an A.B. from Wellesley College and an M.B.A. from Harvard University.

  Earl E. Webb. Mr. Webb has been a Director of the Company since its incorporation, and Managing Director, Investment Banking Division of LaSalle Partners Corporate & Financial Services, Inc., an operating subsidiary of the Company, since April 1997. Mr. Webb was Managing Director of the Investment Banking Division of the Predecessor Partnerships from January 1995 until 1997. From January 1992 to January 1995, Mr. Webb was a Senior Vice-President of the Predecessor Partnerships. Mr. Webb originally joined the Company in 1985. Mr. Webb is a member of the board of directors of Players International Inc., a multi-jurisdictional gaming company. He holds a B.S. from the University of Virginia and an M.M. from Northwestern University.

  Darryl Hartley-Leonard. Mr. Hartley-Leonard has been a Director of the Company since the closing of the initial public offering in July 1997. Mr. Hartley-Leonard is a private investor. He is Chairman and CEO of PGI, an event production agency, Chairman and Partner of Metropolitan Hotel Corporation, a hotel company in the long-term stay/suite hotel business directed at the upscale market, a founding partner of H-LK Partners, a hotel development and management company, and Chairman and Partner of Cohabaco Cigar Co., a nationwide cigar distribution company. Mr. Hartley-Leonard retired as Chairman of the Board of Hyatt Hotels Corporation ("Hyatt") after a 32 year career with Hyatt and its diversified affiliates. From 1994 to 1996 he served as

Chairman of the Board of Directors of Hyatt and from 1986 to 1994, he served as Chief Executive Officer/Chief Operating Officer of Hyatt. Mr. Hartley-Leonard also serves on the boards of directors of Brookdale Living Communities, Inc., a provider of senior and assisted living services, The United States Committee for UNICEF and Evanston Northwestern Healthcare. Mr. Hartley-Leonard holds a B.A. degree from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

  Thomas C. Theobald. Mr. Theobald has been a Director of the Company since the closing of the initial public offering in July 1997. Mr. Theobald has served as a Managing Director at William Blair Capital Partners since September 1994. From July 1987 to August 1994, Mr. Theobald was Chairman of Continental Bank Corporation. He currently serves on the boards of directors of Xerox Corporation, a manufacturer of document processing products and systems, Anixter International, a supplier of electrical apparatus and equipment, Stein Roe Funds, an income trust fund and investment trust fund manager, LaSalle U.S. Realty Income & Growth Fund, Inc., a REIT, and US Timberlands LLC, an owner of forest lands. He is also a trustee of Mutual of New York (MONY), a life insurance company. Mr. Theobald holds an A.B. degree from the College of the Holy Cross and an M.B.A. degree from Harvard University.

  John R. Walter. Mr. Walter has been a Director of the Company since September 1997. Mr. Walter is the retired President and Chief Operating Officer of AT&T Corporation (November 1996 through July 1997). Prior thereto, Mr. Walter worked for R.R. Donnelley & Sons Company for 27 years, serving as Chairman and Chief Executive Officer from 1989 to October 1996 and as President from 1987 to 1991. He serves as a director of Abbott Laboratories, Dayton Hudson Corporation and Deere & Company. Mr. Walter is a member of the International Advisory Council, Singapore Economic Development Board, and a trustee of the Orchestral Association and Northwestern University. He holds a B.S. from Miami University of Ohio.

  The Company's Articles of Incorporation, as amended, provide for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. The Board currently consists of four Class I Directors (Messrs. Spoerri, Cummings, Esler and Hartley-Leonard), four Class II Directors (Messrs. Sullivan, Webb and Walter and Ms. Galbreath) and four Class III Directors (Messrs. Scott, Rose and Theobald and Ms. Thurber). At each annual meeting of stockholders, a class of Directors is elected for a three-year term to succeed the Directors of the same class whose terms are then expiring. The terms of the initial Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor Directors at the annual meetings of stockholders held during the calendar years 1998, 1999 and 2000, respectively. Because Mr. Walter was initially elected a Director by the Board, the Company's Articles of Incorporation, as amended, require that he stand for election by the stockholders at the 1998 annual meeting.

  The agreement pursuant to which the Company acquired The Galbreath Company provided Galbreath Holdings, LLC the right to nominate one member to the Board of Directors of the Company, as long as Galbreath Holdings, LLC was the beneficial owner of at least ten percent of the Company's outstanding Common Stock. Lizanne Galbreath was the initial nominee of Galbreath Holdings, LLC.

BOARD COMMITTEES AND MEETINGS

  The Company has standing Audit and Compensation Committees of the Board. The Company does not have a standing nominating committee.

  Audit Committee. The Board has established an Audit Committee. Each member of the Audit Committee is required to be independent of management of the Company and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment. Messrs. Hartley-Leonard and Walter constitute the Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, including consideration of the range of audit and non-audit fees paid to the independent public accountants, and reviews the adequacy of the Company's internal accounting controls. Because of the timing of the Company's initial public offering, the Audit Committee did not meet in 1997.

  Compensation Committee. The Board has established a Compensation Committee. Messrs. Theobald and Walter constitute the Compensation Committee, the composition of which must satisfy the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee reviews and approves the compensation of the Company's executive officers, administers the Company's 1997 Stock Award and Incentive Plan, Employee Stock Purchase Plan and Stock Compensation Program and oversees the Company's compensation programs generally. See "Executive Compensation" below. The Executive Compensation Committee met once in 1997.

  Three meetings of the full Board were held in 1997. Each Director who held such position in 1997 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such Director served (during the period that he served).

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding the compensations of Mr. Stuart L. Scott and the other four most highly compensated executive officers of the Company (the "Named Executive Officers") during 1997 and 1996. The table includes compensation from all sources for services rendered to the Company and its subsidiaries during 1997 and 1996.

                        SUMMARY COMPENSATION TABLE (1)

                                                                LONG-TERM COMPENSATION
                                                             -----------------------------
                                   ANNUAL COMPENSATION              AWARDS         PAYOUTS
                              ------------------------------ --------------------- -------
                                                OTHER ANNUAL RESTRICTED SECURITIES          ALL OTHER
NAME AND PRINCIPAL                              COMPENSATION   STOCK    UNDERLYING  LTIP   COMPENSATION
POSITION                 YEAR  SALARY  BONUS(2)     (3)       AWARD(S)   OPTIONS   PAYOUTS     (4)
------------------       ----  ------  -------- ------------ ---------- ---------- ------- ------------
Stuart L. Scott          1997 $336,000 $754,589   $11,854       --        75,000     --      $  2,675
Chairman of the Board    1996 $336,000 $464,000   $11,653       --         --        --      $  2,550
of Directors and Chief
Executive Officer
Robert C. Spoerri        1997 $320,000 $702,408   $10,110       --        75,000     --      $  2,675
President and Chief      1996 $320,000 $442,000   $11,284       --         --        --      $  2,550
Operating Officer
Daniel W. Cummings       1997 $260,000 $584,516   $ 8,862       --        37,500     --      $  2,675
Co-President--LaSalle    1996 $260,000 $352,000   $ 9,897       --         --        --      $  2,550
Advisors Capital
Management, Inc.
Lynn C. Thurber          1997 $260,000 $584,516   $ 9,742       --        37,500     --      $  2,675
Co-President--LaSalle    1996 $260,000 $352,000   $10,658       --         --        --      $234,842(5)
Advisors Capital
Management, Inc.
M.G. Rose                1997 $270,000 $557,280   $ 7,230       --        37,500     --      $  2,200
President, Tenant        1996 $270,000 $541,500   $10,128       --         --        --      $  2,200
Representation Divi-
 sion--
LaSalle Partners Corpo-
 rate
& Financial Services,
 Inc.

--------

(1) Table includes compensation by the Company beginning on July 22, 1997 and by the Predecessor Partnerships for the indicated periods prior thereto.
(2) Pursuant to the terms of the Stock Compensation Program (as defined and described below under the caption "Stock Compensation Program"), certain portions of the Named Executive Officers' bonuses were not paid to them in cash but rather were credited to their respective accounts under the Stock Compensation Program. Such credited amounts could be used, at the election of the officer, to invest in shares of Common Stock on the terms set forth in the Stock Compensation Program or for other applications made available by the administrator. Mr. Scott used $146,139, the entire amount credited to his account under the Stock Compensation Program, to invest in shares of Common Stock pursuant to the Stock Compensation Program, while the other Named Executive Officers used the credited amounts to repay indebtedness to the Employee Partnerships (as defined and described below under the caption "Stock Compensation Program"). See "Stock Compensation Program" below.
(3) The amounts in this column with respect to 1997 reflect "tax gross up" payments made with respect to certain compensation.
(4) The amounts in this column with respect to 1997 reflect premiums paid on life insurance policies ($300 for each Named Executive Officer) and contributions by the Company to the Company's Retirement Plan (as defined and described below under the caption "Retirement Plan") ($2,375 for each Named Executive Officer other than Mr. Rose, for whom $1,900 was contributed).
(5) Includes $232,292 with respect to certain relocation expenses.

OPTION GRANTS

  The following table sets forth certain information with respect to options granted under the 1997 Stock Award and Incentive Plan (the "1997 Stock Incentive Plan") to each of the Named Executive Officers during 1997.

                             OPTION GRANTS IN 1997

                                      INDIVIDUAL GRANTS
                         --------------------------------------------
                                                                       POTENTIAL REALIZABLE
                                                                      VALUE AT ASSUMED ANNUAL
                         NUMBER OF   PERCENT OF                        RATES OF STOCK PRICE
                         SECURITIES TOTAL OPTIONS                        APPRECIATION FOR
                         UNDERLYING  GRANTED TO                           OPTION TERM(3)
                          OPTIONS   EMPLOYEES IN  EXERCISE EXPIRATION ------------------------
NAME                     GRANTED(1)  FISCAL YEAR   PRICE    DATE(2)       5%          10%
----                     ---------- ------------- -------- ---------- ----------- ------------
Stuart L. Scott.........   75,000       10.3%      $23.00   7/16/07   $ 1,084,843 $ 2,749,206
Robert C. Spoerri.......   75,000       10.3%      $23.00   7/16/07   $ 1,084,843 $ 2,749,206
Daniel W. Cummings......   37,500        5.2%      $23.00   7/16/07   $   542,422 $ 1,374,603
Lynn C. Thurber.........   37,500        5.2%      $23.00   7/16/07   $   542,422 $ 1,374,603
M.G. Rose...............   37,500        5.2%      $23.00   7/16/07   $   542,422 $ 1,374,603

--------
(1) These options, granted in connection with the initial public offering, vest in six years. These options are subject to earlier vesting on the following schedule if, on any day after the first anniversary of the date of grant, the average closing price of the Company's Common Stock on the New York Stock Exchange for thirty consecutive days exceeds certain targeted trading prices: vesting with respect to one-fourth of the shares if the average stock price exceeds the exercise price by 20%; vesting with respect to one-half of the shares if the average stock price exceeds the exercise price by 40%; vesting with respect to three-fourths of the shares if the average stock price exceeds the exercise price by 60%; and vesting with respect to all of the shares if the average stock price exceeds the exercise price by 100%. These options vest immediately upon a change in control of the Company or death of the grantee.
(2) These options expire upon the termination of the grantees employment with the Company and its subsidiaries for any reason other than retirement, permanent total disability or death.

(3) The values in these columns are based upon calculations assuming the 5% and 10% annual stock price appreciation rate specified by the Securities and Exchange Commission. These assumed rates are not intended to forecast future price appreciation of the Common Stock. Actual gains, if any, on stock option exercises are dependent upon the future market performance of the Common Stock and the date on which the options are exercised.

AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

  The following table sets forth certain information concerning exercises of options during 1997, and the year-end value of options owned, by each of the Named Executive Officers.

                    AGGREGATED OPTION EXERCISES IN 1997 AND
                            YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                               OPTIONS AT FISCAL YEAR-    THE-MONEY OPTIONS AT
                           SHARES                        END               FISCAL YEAR-END(1)
                          ACQUIRED    VALUE   ------------------------- -------------------------
NAME                     ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
Stuart L. Scott.........     --        --         --         75,000         --        $946,875
Robert C. Spoerri.......     --        --         --         75,000         --        $946,875
Daniel W. Cummings......     --        --         --         37,500         --        $473,438
Lynn C. Thurber.........     --        --         --         37,500         --        $473,438
M.G. Rose...............     --        --         --         37,500         --        $473,438

--------
(1) The price of the Common Stock at the close of trading on the New York Stock Exchange on December 31, 1997 was $35.625 per share.

INCENTIVE COMPENSATION

  Professional and management employees, including executive officers, receive a portion of their annual compensation in the form of incentive compensation (i.e., a bonus). Such employees are assigned a target bonus, the payment of which is based upon an evaluation of performance against specific objective and subjective standards which vary from employee to employee. Performance against these standards may lead to receiving more than, or less than, the target bonus. Additionally, bonus payments may vary in a year when the Company's results are above or below the year's business plan. Further information regarding the executive officers' bonuses is set forth below under the caption "Compensation Committee Report on Executive Compensation."

1997 STOCK AWARD AND INCENTIVE PLAN

  The 1997 Stock Incentive Plan provides for the grant of various types of stock-based compensation to eligible participants. The purpose of the 1997 Stock Incentive Plan is to promote the success of the Company's business in the best interests of its stockholders by providing incentives to those individuals who are or will be responsible for such success.

  The 1997 Stock Incentive Plan is designed to comply with the requirements of Regulation G (12 C.F.R. (S)207), the requirements for "performance-based compensation" under Section 162(m) of the Code and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 of the Exchange Act. The summary that follows is qualified in its entirety by reference to the actual terms of the 1997 Stock Incentive Plan.

  The 1997 Stock Incentive Plan provides for the granting of stock options ("Options"), including "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code and non-qualified stock options. Options granted under the 1997 Stock Incentive Plan may be accompanied by stock appreciation rights or limited stock appreciation rights, or both ("Rights"). Rights may also be granted independently of Options. The 1997 Stock Incentive Plan also provides for the granting of restricted stock and restricted stock units ("Restricted Awards"), dividend equivalents, performance shares and other stock- and cash-based awards. Pursuant to the 1997 Stock Incentive Plan, certain Options have been and will be granted to non-employee Directors, as more fully described below under the caption "Director Compensation." The 1997 Stock Incentive Plan also permits the plan's administrator to make loans to participants in connection with the grant of awards, on terms and conditions determined solely by the Plan Administrator. Each award is evidenced by an agreement (an "Award Agreement") setting forth the terms and conditions applicable thereto.

  The 1997 Stock Incentive Plan is administered by the Compensation Committee of the Board (sometimes referred to herein as the "Plan Administrator"). Prior to the initial public offering, the 1997 Stock Incentive Plan was administered by the Board. Subject to the terms of the 1997 Stock Incentive Plan, the Plan Administrator has the right to grant awards to eligible recipients and to determine the terms and conditions of Award Agreements, including the vesting schedule and exercise price of such awards. The plan provides that, unless otherwise determined by the Plan Administrator, in the event of a change in control of the Company (as defined in the 1997 Stock Incentive Plan) awards under the plan will, among other things, become fully vested and valued as provided in the plan.

  The 2,215,000 shares reserved for issuance under the 1997 Stock Incentive Plan may be authorized but unissued shares of Common Stock or shares which have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

  Discretionary grants of Options, Rights, Restricted Awards and dividend equivalents, performance shares and loans in connection therewith may be made to any Director (including non-employee Directors), employee or any independent contractor of the Company or its direct and indirect subsidiaries and affiliates who is determined by the Plan Administrator to be eligible for participation in the 1997 Stock Incentive Plan, consistent with the purpose of such plan; provided that ISOs may only be granted to employees of the Company and its subsidiaries.

  Options vest and become exercisable over the exercise period, at such times and upon such conditions, including amount and manner of payment of the exercise price, as the Plan Administrator determines and sets forth in the Award Agreement. The Plan Administrator may accelerate the exercisability of any outstanding Option at such time and under such circumstances as it deems appropriate. Options that are not exercised within 10 years from the date of grant, however, will expire without value. Options are exercisable during the optionee's lifetime only by the optionee. The Award Agreements contain provisions regarding the exercise of Options following termination of employment with or service to the Company, including terminations due to the death, disability or retirement of an award recipient, or upon a change in control of the Company.

  During 1997, the Named Executive Officers received Options as set forth in the option grant table. See "Option Grants" above. Also, the Company's non-employee Directors received Options in 1997 as described below under the caption "Director Compensation."

EMPLOYEE STOCK PURCHASE PLAN

  The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") is intended to qualify under Section 423 of the Internal Revenue Code of 1986 (the "Code"). Purchases under the Stock Purchase Plan will occur at the end of each offering period. The first six-month offering period began on January 1, 1998. Thereafter, each offering period will be a successive six-month period.

  The Stock Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions that may not exceed $21,250 per year. The purchase price of Common Stock available under the Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock at the beginning or the end of a purchase period, whichever is lower. Unless terminated sooner, the Stock Purchase Plan will terminate 10 years from its effective date. The Board has authority to amend or terminate the Stock Purchase Plan, provided no such action may adversely affect the rights of any participant. This summary of the Stock Purchase Plan is qualified in its entirety by reference to the actual terms of the Stock Purchase Plan.

STOCK COMPENSATION PROGRAM

  The Predecessor Partnerships maintained a compensation plan for employees whose targeted annual compensation exceeded $100,000 (the "Old Plan Employees"). Under such plan, Old Plan Employees were paid a percentage of their compensation in the form of limited partnership interests in DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership (together, the "Employee Partnerships"), the partnerships through which employees owned their interests in the Predecessor Partnerships. The Employee Partnerships contributed their interests in the Predecessor Partnerships to the Company in exchange for shares of Common Stock immediately prior to the initial public offering. The Company has adopted a stock compensation program (the "Stock Compensation Program") designed to continue the equity participation emphasis of the earlier plan and to facilitate compliance with the Company's stock ownership guidelines. Under the Stock Compensation Program, each employee of the Company whose targeted annual compensation equals or exceeds $100,000 (the "New Plan Employees") must apply a specified percentage of his or her annual compensation on a tax-deferred basis toward an investment in shares of Common Stock or, at the election of the employee, for other applications made available by the administrator. The only other alternatives available with respect to 1997 compensation were to apply credited amounts under the program to the exercise of rights to acquire additional interests in, or to repay indebtedness to, the Employee Partnerships. If a New Plan Employee elects to be credited with Common Stock, the total amount credited in Common Stock (the "Allocation") will be increased by a percentage (the "Equity Enhancement") sufficient to represent a 15% discount from the fair market value of Common Stock. The number of shares credited in respect of the Allocation and the Equity Enhancement will be based on the fair market value of Common Stock as determined by the administrator of the Stock Compensation Program taking into account the average of the closing prices of the Common Stock on the New York Stock Exchange for a period of twenty consecutive trading days, with the last of these trading days to occur not later than March 31 of the year following the year for which the relevant compensation was earned. Shares credited to New Plan Employees which are attributable to the Allocation will be fully vested on the date of grant, and shares attributable to the Equity Enhancement will vest on the third anniversary of the date the shares are credited under the Stock Compensation Program. This summary of the Stock Compensation Program is qualified in its entirety by reference to the actual terms of the Stock Compensation Program.

EMPLOYEE STOCK OWNERSHIP GUIDELINES

  The Company has adopted stock ownership guidelines for its executive officers and key employees (the "Covered Employees"). These guidelines require Covered Employees to maintain certain specified levels of stock ownership based on a multiple of their annual compensation levels. Compliance with such guidelines is being phased in over two, four or six years, depending on the position of the Covered Employee. Failure to maintain such ownership will disqualify the Covered Employee from participating in the Company's option grant program.

RETIREMENT PLAN

  The Company has adopted a retirement plan (the "Retirement Plan") for its full-time employees who have been employed by the Company for at least a year. The Retirement Plan is a qualified plan pursuant to Section 401(k) of the Internal Revenue Code. Participants in the Retirement Plan may elect to contribute a portion of their compensation to the Retirement Plan. Company contributions under the Retirement Plan are made through a combination of matching of employee contributions (at a rate of twenty-five cents for each dollar contributed by an employee) and annual contributions on behalf of eligible employees. The Company's total contribution under the Retirement Plan was approximately $1,652,000 in 1997. The Company's contributions under the Retirement Plan in 1997 to the Named Executive Officers were as follows: Mr. Scott, $2,375; Mr. Spoerri, $2,375; Mr. Cummings, $2,375; Ms. Thurber, $2,375; and Mr. Rose, $1,900.

EMPLOYMENT AGREEMENT

  In April 1997, the Company entered into an employment agreement with Ms. Galbreath (the "Employment Agreement"). The term of the Employment Agreement was for the period from April 22, 1997 to December 31, 1997. The Employment Agreement provided for a base salary and target bonus for calendar year 1997 of $200,000 and $300,000, respectively, each to be pro-rated to reflect the term of the agreement. Pursuant to the Employment Agreement, Ms. Galbreath's bonus was determined by the Company based on criteria used to determine the bonuses of other members of management of the Company. The agreement further provides that, commencing January 1, 1998, Ms. Galbreath's employment with the Company continued subject to mutual agreement of the Company and Ms. Galbreath from time to time, provided that the Company shall be obligated to pay to Ms. Galbreath a separation payment equal to six months of her base salary if her employment is terminated prior to December 31, 1998 for reasons other than as set forth in the Employment Agreement.

DIRECTOR COMPENSATION

  Each non-employee Director receives an annual retainer of $25,000, plus $1,000 for attendance at each meeting ($500 for special telephonic meetings) of the Board, the Audit Committee or the Compensation Committee. Directors who are also officers or employees of the Company are not paid any Directors' fees. The Company reimburses all Directors for expenses incurred in attending meetings.

  In connection with the initial public offering, each non-employee Director who became a Director upon the closing of the initial public offering (i.e., Messrs. Hartley-Leonard and Theobald) received an initial grant of options to purchase 5,000 shares of Common Stock at an exercise price of $23.00 per share, the initial public offering price. In connection with his election to the Board in September 1997, Mr. Walter received an initial grant of options to purchase 5,000 shares of Common Stock at an exercise price of $35.00 per share, the fair market value on the date of grant. Each non-employee Director elected to the Board for the first time thereafter will receive upon such election an initial grant of options to purchase 5,000 shares of Common Stock at fair market value on the date of grant. In addition, each non-employee Director will receive an annual grant of options to purchase 1,000 shares for each year during such Director's term. All of the foregoing options shall have a 10 year term and shall vest over a 5 year period, with 20% becoming vested on each anniversary of the date of grant. The foregoing grants of options are made automatically under the 1997 Stock Incentive Plan. Each non-employee Director may also elect, under the terms of the 1997 Stock Incentive Plan, to receive, in lieu of the annual cash retainer, an option for a number of shares such that the value of the option, based upon the Black-Scholes Option Pricing Model, is equal to the amount of the annual retainer. Such stock options will be granted on December 31 of the year in which the retainer is earned, have an exercise price equal to fair market value on the date of grant and have an exercise period ending 10 years after the date of grant.

  In connection with their agreement to become Directors, the current non-employee Directors were given an opportunity to purchase shares of Common Stock of the Company from DEL/LaSalle Finance Company, L.L.C., which is wholly owned by the Employee Partnerships. The three current non-employee Directors each purchased 12,077 shares of Common Stock at a price of $20.70 per share. Additionally, Mr. Theobald was given the opportunity to, and did, purchase 10,870 shares of Common Stock at a price of $23.00 per share. Mr. Theobald was given this opportunity because, based upon his association with an NASD affiliated entity, he was not allowed to purchase shares in the initial public offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are no Compensation Committee interlocks or insider participation on the Compensation Committee. Certain executive officers have and will attend meetings of the Compensation Committee in order to present information and answer questions of the members of the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is responsible for the oversight of executive compensation and the Company's compensation programs, including those with respect to stock ownership. Prior to the Company's initial public offering, the Management Committee of the Predecessor Partnerships established and administered compensation and employee ownership programs, including those which became applicable upon completion of the initial public offering.

  The Company believes that its employee compensation system is unique in the real estate industry. The system is designed to reward client relationship building, teamwork and quality performance, as well as to foster employee commitment and align employee and stockholder interests. Toward this end, the Company compensates its professionals and managers with salary, bonus and stock ownership programs, rather than on the commission basis which is typical in the industry. The Company's traditional compensation philosophy continued after the initial public offering with the continuation of existing programs, the adaptation of existing programs to the public company context and the introduction of new programs.

  Annual Compensation. The executive officers, like all of the Company's professionals and managers, are assigned target annual compensation consisting of a salary and target bonus. In general, executive officer target bonuses constitute 60% of target compensation. The executive officers' 1997 salary and target bonuses were set by the Management Committee of the Predecessor Partnerships prior to the initial public offering. The executive officers' 1998 target compensation has been set by the Compensation Committee. Salary and target bonus levels for executive officers are set to provide compensation levels which are sufficiently competitive to attract and retain high caliber executives. The Company engaged a compensation consultant to prepare an analysis of the Company's levels of executive compensation. In preparing such analysis, the consultant compared the Company's compensation to compensation by other companies, some of which are included in the industry peer group index on the performance graph below. The companies used for this comparison were all publicly traded (because of the availability of information) and were chosen in an attempt to reflect the mix of the Company's businesses, although no particular company's mix of businesses is identical to that of the Company. Because of the limited number of publicly traded real estate services companies, compensation comparisons are not limited to this group.

  As set forth above under the caption "Incentive Compensation," the payment of an employee's bonus is based upon an evaluation of performance against specific objective and subjective standards which vary from employee to employee. For the Chairman and Chief Executive Officer (Mr. Scott), the President and Chief Operating Officer (Mr. Spoerri) and the Executive Vice President and Chief Financial Officer (Mr. Sullivan), the standards upon which they are measured fall into two principal categories, financial performance of the Company and performance on individual accountabilities. The executive officers who are heads of business units are also measured on these two standards, as well as on the performance of their respective business units. These categories were applied to 1997 target bonuses in the following percentages established by the Management Committee of the Predecessor Partnerships and approved by the Compensation Committee for 1997:

                                        FINANCIAL
                                       PERFORMANCE  PERFORMANCE ON   BUSINESS
                                         OF THE       INDIVIDUAL       UNIT
                                         COMPANY   ACCOUNTABILITIES PERFORMANCE
                                       ----------- ---------------- -----------
      Chairman and Chief Executive
       Officer........................     60%           40%           n.a.
      President and Chief Operating
       Officer........................     60%           40%           n.a.
      Executive Vice President and
       Chief Financial Officer........     40%           60%           n.a.
      Executive Officers who are
       Business Unit Heads............     20%           20%            60%

Based upon an evaluation of performance, a multiplier is set for each category and applied to the appropriate proportion of the target bonus. A multiplier of 1 is applied to the extent performance meets expectations, with a higher multiplier to the extent performance exceeds expectations and a lower multiple to the extent performance is below expectations. The multiplier with respect to financial performance of the Company, which is the same for all executive officers, was 1.25 in 1997 based upon strong year to year growth in pro forma EBITDA per share. Individual accountabilities vary from officer to officer and are intended to concentrate on key matters upon which the particular officer is to focus in addition to the general focus on Company and business unit performance. With respect to business unit performance, multipliers are based upon actual performance versus the plan for the unit.

  Messrs. Scott and Spoerri review the performance of each of the other executive officers and present their recommendations, along with a summary of the basis for the recommendations, with respect to the multipliers, including the financial performance of the Company multiplier, to the Compensation Committee. The Compensation Committee reviews these recommendations and approves multipliers as recommended or with such modifications as the committee deems appropriate. With respect to the multipliers applied to the target bonuses for Messrs. Scott and Spoerri, the Compensation Committee is presented with information regarding their performance with respect to each of the relevant matters involved in their respective individual accountabilities.

  Stock Ownership Guidelines and Stock Plans and Programs. As described above under the caption "Employee Stock Ownership Guidelines," the Company has adopted stock ownership guidelines with respect to Covered Employees, including the executive officers. The guidelines are intended to encourage levels of ownership by key employees which properly align their interests with those of the Company's stockholders. For the Chairman and Chief Executive Officer and the President and Chief Operating Officer, the guidelines specify ownership of stock with a value not less than five times annual compensation, with 50% achievement and full achievement called for one year and two years, respectively, from the date of assuming such positions. For the other executive officers, the guidelines specify ownership of stock with a value not less than three times annual compensation, with 50% achievement and full achievement called for two years and four years, respectively, from the date of assuming such position.

  The executive officers are eligible to receive Options and other awards under the 1997 Stock Incentive Plan. In connection with the initial public offering, the executive officers were awarded Options with exercise prices equal to $23.00 per share, the initial public offering price, and the terms described above under the caption "Option Grants." Ongoing awards under the 1997 Stock Incentive Plan are expected to be made annually to the extent the Company's financial performance is determined to warrant such awards. Additionally, awards may be made to new employees as an incentive to join the Company and to other recipients in special situations. The executive officers will not be eligible to receive further awards of Options until 1999.

  The Employee Purchase Plan and Stock Compensation Program described above under the captions "Employee Stock Purchase Plan" and "Stock Compensation Program" also provide executive officers, as well as other employees, a means for accumulating the Company's Common Stock. The Stock Purchase Plan provides a means to purchase stock at a 15% discount through regular payroll deductions. The Stock Compensation Program, which applies to all employees with targeted annual compensation equal to or in excess of $100,000, requires that a portion of such employees' annual compensation be used either to purchase Common Stock (with the enhancement described above under the caption "Stock Compensation Program") or for other alternatives made available by the administrator.

  Compensation of Chief Executive Officer. As with all the executive officers, Mr. Scott's 1997 target compensation was established by the Management Committee of the Predecessor Partnerships prior to the initial public offering. The 1.25 multiplier described above was applied to the 60% of Mr. Scott's target bonus linked to the financial performance of the Company. With respect to the 40% of Mr. Scott's target bonus linked to performance on individual accountabilities, the Compensation Committee approved a multiplier of 1.87 based upon, among other things, his leadership with respect to the continued global expansion of the Company and the successful completion of the initial public offering, his role in the growth of the Management Services business through the acquisition of Galbreath and his responsibility for maintaining the Company's focus on its principles and long-term objectives. Mr. Scott was awarded Options in connection with the initial public offering as described above under the caption "Option Grants."

  Certain Tax Matters. Tax laws limit the deduction a publicly-held corporation is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance compensation, cannot be deducted. The Company will consider ways to maximize the deductibility of executive compensation but reserves the right to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. As a result, some portion of executive compensation paid to an executive officer whose compensation is subject to the deduction limits described above may not be deductible by the Company in the future.

                            Compensation Committee
                              Thomas C. Theobald
                                John R. Walter

PERFORMANCE GRAPH

  The following line graph compares the Company's cumulative stockholder return on its Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index ("S & P 500 Index") and an industry peer group index ("Custom Industry Index") from July 17, 1997, the first day of trading of the Company's Common Stock on the New York Stock Exchange, to December 31, 1997. The Custom Industry Index is composed of the following other publicly traded real estate services companies: CB Commercial Real Estate Services Group, Inc., Grubb & Ellis Company and Insignia Financial Group, Inc. The graph assumes the investment of $100 in the Company and each of the indices on July 17, 1997 and the reinvestment of all dividends. The return shown on the graph is not necessarily indicative of future performance.

                                     LOGO

                             MONTH-END PERFORMANCE

                         17-July-
                            97    July-97 Aug-97 Sep-97 Oct-97 Nov-97 Dec-97
----------------------------------------------------------------------------
  LAP                      $100    $130    $129   $152   $159   $151   $155
  S&P 500                  $100    $102    $ 96   $102   $ 98   $103   $104
  Custom Industry Index    $100    $102    $103   $106   $116   $103   $111

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Messrs. Scott, Spoerri, Rose, Esler and Cummings, as well as an entity affiliated with Mr. Scott, are limited partners of Diverse Real Estate Holdings Limited Partnership ("Diverse"). An entity affiliated with Mr. Spoerri is a general partner of Diverse. Diverse has an ownership interest in and operates investment assets, primarily as the managing general partner of real estate development ventures. Prior to January 1, 1992, the Company earned fees for providing development advisory services to Diverse as well as fees for the provision of administrative services. Effective January 1, 1992, the Company discontinued charging fees to Diverse for these services. At the end of 1997, the total receivable due from Diverse in connection with such fees and interest thereon was $1.7 million. In 1992, Diverse began the process of discontinuing its operations and disposing of its assets. In 1997, Diverse made a payment of $.8 million to reduce the receivable due to the Company. Messrs. Scott, Spoerri, Rose, Esler and Cummings directly hold an approximately 13.4%, 2.5%, 2.8%, .3% and .4% partnership interest in Diverse, respectively. In addition, the Stuart Scott Trust and Lakewood Equities, entities affiliated with Messrs. Scott and Spoerri, have a 6.4% and .8% partnership interest in Diverse, respectively. Diverse did not make distributions to its partners in 1997.

  In addition, the Company provides property management and leasing services to properties in which Diverse has an ownership interest. At the end of 1997, the total receivable due from these properties was $.1 million. The Company earned $.3 million in fees from these properties in 1997. The Company believes that the services provided to properties in which Diverse has an ownership interest are on terms no more favorable than those given to unaffiliated persons.

  The Company continues to provide certain administrative services to the Employee Partnerships for which the Company is not reimbursed. The Company estimates the value of the services provided to the Employee Partnerships in 1997 at approximately $.3 million.

  Through an affiliated entity, Mr. Scott beneficially owns a 4.0% interest in the Florida Business Environment Company, Inc. ("FBEC"). FBEC is the sole member of FOPC, L.L.C., the general partner of Florida Office Property Company, L.P. (the "Florida Fund"), a fund organized by the Company to invest in real estate in Florida. Mr. Scott's interest in FBEC provides him a 2.7% indirect interest in the Florida Fund. Mr. Scott is also a director and the president of FBEC. Since December 1996, the Company has provided and continues to provide investment management services to the Florida Fund. In 1997, the Company earned advisory and acquisition fees of $.7 million from the Florida Fund. The Company believes that the services provided to the Florida Fund are on terms no more favorable to the fund than those available to unaffiliated persons.

  The Company provides property management and leasing and investment management services to The Dai-ichi Mutual Life Insurance Company, a significant beneficial owner (indirectly through various entities) of Common Stock of the Company, and its affiliates ("Dai-ichi"). The Company earned $13.3 million in fees from Dai-ichi in 1997 with respect to such services. At the end of 1997, the Company had receivables of $2.0 million due from Dai-ichi with respect to such services. The Company believes that the services provided to Dai-ichi and its affiliates are on terms no more favorable to Dai-ichi than those available to unaffiliated persons. Prior to the initial public offering, the Company had outstanding under certain notes (the "Dai-ichi Notes") $37.2 million of subordinated debt owed to Dai-ichi, which was repaid out of the net proceeds to the Company from the initial public offering. The largest aggregate indebtedness outstanding under the Dai-ichi Notes during 1997 was $37.2 million.

  In 1997, approximately $2.3 million of the revenues generated by the Company were derived from real estate properties that were owned, in part, by entities that Ms. Galbreath and the members of her immediate family control (the "Galbreath Affiliates"). At the end of 1997, the Company had receivables of $.6 million due from the Galbreath Affiliates. The Company believes that the services provided to the Galbreath Affiliates are on terms no more favorable to the Galbreath Affiliates than those available to unaffiliated persons.

  In connection with the transactions pursuant to which the interests in the Predecessor Partnerships were contributed to the Company and the acquisition of The Galbreath Company, the Company granted certain registration rights to certain Dai-ichi affiliates, the Employee Partnerships and Galbreath Holdings, LLC with respect to the shares of Common Stock issued to them in exchange for such contributions.

                              SECURITY OWNERSHIP

  The following table sets forth certain information concerning the beneficial ownership of the Common Stock, which are the only outstanding voting securities and equity securities of the Company, as of February 27, 1998 (except where otherwise noted) by: (i) each Director of the Company; (ii) each of the Named Executive Officers; (iii) the Directors and executive officers of the Company as a group; and (iv) each person who is known to the Company to have been the beneficial owner of more than five percent of the Common Stock. On February 27, 1998, there were 16,200,000 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and dispositive power.

                                                   SHARES OF COMMON STOCK
                                                     BENEFICIALLY OWNED
                                                   ---------------------------
NAMES (1)                                             NUMBER         PERCENT
---------                                             ------         -------
DEL-LPL Limited Partnership, DEL-LPAML Limited
 Partnership and
DEL/LaSalle Finance Company, L.L.C. ..............     6,995,020(2)      43.2%
The Dai-ichi Mutual Life Insurance Company........     2,199,162(5)      13.6%
Galbreath Holdings, LLC...........................     1,440,255(6)       8.9%
Stuart L. Scott...................................        (2)(3)
Robert C. Spoerri.................................        (2)(3)
William E. Sullivan...............................     (2)(3)(4)
Daniel W. Cummings................................        (2)(3)
Charles K. Esler..................................        (2)(3)
Lizanne Galbreath.................................     1,699,276(6)      10.5%
M.G. Rose.........................................        (2)(3)
Lynn C. Thurber...................................        (2)(3)
Earl E. Webb......................................        (2)(3)
Darryl Hartley-Leonard............................        17,077(7)
Thomas C. Theobald................................        22,947(8)
John R. Walter....................................        24,577(9)
All Directors and executive officers as a group
 (12 persons).....................................          (10)

--------
 (1) Unless otherwise indicated, the address of each person or entity is c/o LaSalle Partners Incorporated, 200 East Randolph Drive, Chicago, IL 60601.
 (2) The 6,995,020 shares of Common Stock reported by DEL-LPL Limited Partnership ("DEL-LPL"), DEL-LPAML Limited Partnership ("DEL-LPAML") and DEL/LaSalle Finance Company, L.L.C. ("DEL/LaSalle") are the aggregate of the shares of Common Stock held by each such entity. Each such entity holds directly the following number (and percentage) of shares of the outstanding Common Stock: DEL-LPL, 4,965,644 (30.7%); DEL-LPAML, 876,291 (5.4%); and DEL/LaSalle, 1,153,085 (7.1%). Each partner of DEL-LPL is also a partner of DEL-LPAML with identical percentage economic interests in each. DEL-LPL and DEL-LPAML own all of the membership interests in DEL/LaSalle.
 (3) Each of Messrs. Scott, Spoerri, Sullivan, Cummings, Esler, Rose and Webb and Ms. Thurber is a member of the Management Committee of each of DEL-LPL and DEL-LPAML. Each of Messrs. Scott, Spoerri, Cummings, Rose and Webb and Ms. Thurber is, directly or indirectly through a wholly owned corporation, a general partner of DEL-LPL. Mr. Esler is, indirectly through a wholly owned corporation, a general partner of DEL-LPAML. Messrs. Scott, Spoerri, Sullivan, Cummings, Esler, Rose and Webb and Ms. Thurber owned, as of February 27, 1998, directly or indirectly through wholly owned corporations, the following percentage interests, on a fully diluted basis, in each of DEL-LPL and DEL-LPAML: Stuart L. Scott, 10.1%; Robert C. Spoerri, 7.2%; William E. Sullivan, 1.1%; Daniel W. Cummings, 2.6%; Charles K. Esler, Jr., 2.5%; M.G. Rose, 6.2%, Lynn C. Thurber, 2.0%; and Earl E. Webb, 1.4%. Each of Messrs. Scott, Spoerri, Sullivan, Cummings, Esler, Rose and Webb and Ms. Thurber disclaims beneficial ownership of the shares of Common Stock owned by DEL-LPL, DEL-LPAML and DEL/LaSalle.

 (4) Children of Mr. Sullivan own 400 shares of Common Stock. Mr. Sullivan disclaims beneficial ownership of the shares of Common Stock owned by his children.
 (5) Information with respect to beneficial ownership of The Dai-ichi Mutual Life Insurance Company is included herein in reliance on a Schedule 13G, dated February 10, 1998, filed with the Securities and Exchange Commission reporting ownership as of December 31, 1997. According to the
     Schedule 13G, The Dai-ichi Mutual Life Insurance Company owns 100% of the outstanding shares of capital stock of Dai-ichi Life Property Holdings, Inc., which in turn owns 100% of the outstanding shares of capital stock of Dai-ichi Life Investment Properties, Inc., which in turn owns 100% of the outstanding shares of capital stock of DSA-LSPL, Inc. and DSA-LSAM, Inc. DSA-LSPL, Inc. owns directly 1,869,288 shares of Common Stock, and DSA-LSAM, Inc. owns directly 329,874 shares of Common Stock. On December 31, 1997, there were 16,200,000 shares of Common Stock outstanding. The address of The Dai-ichi Mutual Life Insurance Company is 13-1 Yurakucho, 1-chome, Tokyo, Japan 100.
(6) Ms. Galbreath holds the 259,021 shares of Common Stock directly, and the 1,699,276 shares reported in the table above consist of the aggregate of the shares of Common Stock she owns directly and the 1,440,255 shares of Common Stock owned by Galbreath Holdings, LLC. Ms. Galbreath owns, either directly or through a trust for which she is the sole beneficiary, a 45.0% interest in, and is the managing member of, Galbreath Holdings, LLC. Because Ms. Galbreath is the managing member of Galbreath Holdings, LLC, Ms. Galbreath might be deemed to be the beneficial owner of all shares of Common Stock owned by Galbreath Holdings, LLC for purposes of Rule 13d-3. Ms. Galbreath disclaims beneficial ownership of such shares of Common Stock, except to the extent of her ownership interests. Information regarding the holdings of Ms. Galbreath and Galbreath Holdings, LLC are as of February 28, 1998. The address of Galbreath Holdings, LLC is 180 East Broad Street, Columbus, Ohio 43215.
 (7) Mr. Hartley-Leonard holds 5,000 shares of Common Stock directly and 12,077 shares of Common Stock through an IRA trust, constituting in aggregate less than 1% of the outstanding shares of Common Stock.
 (8) Mr. Theobald holds 22,947 shares of Common Stock, constituting less than 1% of the outstanding shares of Common Stock, directly.
 (9) Mr. Walter holds 24,577 shares of Common Stock, constituting less than 1% of the outstanding shares of Common Stock, as trustee of a trust for the benefit of himself, his spouse and others.
 (10) See footnotes (2) through (4) and (6) through (9) above.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's Directors, certain of the Company's officers and beneficial owners of more than 10 percent of the Company's outstanding Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and to send copies of such reports to the Company. Based solely upon a review of such reports and amendments thereto furnished to the Company and upon written representations of certain of such persons regarding their ownership of Common Stock, the Company believes that no such person failed to file any such report on a timely basis during 1997, except that DEL-LPAML filed one Form 3, reporting initial ownership, and one Form 4, reporting one transaction, late.

                                  PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board, with the recommendation of the Audit Committee, has appointed the firm of KPMG Peat Marwick LLP as the Company's independent auditors for 1998. A proposal to ratify this appointment will be presented at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to adopt this proposal. For purposes of the vote on this proposal, abstentions will have the same effect as votes against the proposal and will be counted toward the presence of a quorum.

  Each valid proxy returned to the Company will be voted for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1998 unless the proxy specifies otherwise. The Board recommends that stockholders vote for ratification of such appointment. The Board retains the right to appoint substitute independent auditors at any time during 1998 for any reason whatsoever upon the recommendation of the Audit Committee.

  The Company expects that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1999 annual meeting of stockholders must be received by the Company at its principal executive offices on or before December 1, 1998 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                          PROXY SOLICITATION EXPENSE

  The proxies being solicited by this Proxy Statement are being solicited by the Board of the Company. Proxies may be solicited by officers, Directors and regular employees of the Company, none of whom will receive any compensation other than their regular compensation. The Company has retained Morrow & Co., Inc. to aid in the solicitation. For these services, the Company will pay Morrow & Co., Inc. a fee of $3,500 and reimburse it for certain out-of-pocket disbursements and expenses. Solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will, upon request, pay persons holding shares of Common Stock in their names or the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to the beneficial owners. All of the costs of the solicitation of proxies will be paid by the Company.

   PROXY                                                                PROXY

                               LA SALLE PARTNERS
                                 Incorporated

             Proxy Solicited on Behalf of The Board of Directors
             For The Annual Meeting of Stockholders - May 21, 1998

     The undersigned hereby appoints Stuart L. Scott, Robert C. Spoerri and William E. Sullivan, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the Common Stock of LaSalle Partners Incorporated which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders to be held on May 21, 1998, or at any adjournment or postponement thereof.

     This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted FOR the election of all the nominees named and FOR Proposal Number 2.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------


                         LA SALLE PARTNERS INCORPORATED
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [I]


1. Election of Directors-
   Nominees: Robert C. Spoerri, Daniel W. Cummings,            For      Withhold     For All
   Charles K. Ester, Jr., Darryl Hartley-Leonard and           All         All       Except      3. To vote upon any other matters
   John R. Walter.                                              []          []         []           that may properly be presented
                                                                                                    at the meeting according to
                                                                                                    their judgment and in
                                                                                                    their discretion.

___________________________________________________
(Except nominee(s) written above)
                                                               For      Against      Abstain        The undersigned acknowledges
2. Ratification of the appointment of KPMG Peat                 []         []          []           receipt of the Notice of
   Marwick LLP as independent auditors for 1998.                                                    Annual Meeting of Stockholders
                                                                                                    and of the Proxy Statement.

                                                                                                    Dated:____________________ 1998

      THIS AREA RESERVED FOR ADDRESSING                                                             Signature(s)___________________

                                                                                                    _______________________________
                                                                                                    Please sign exactly as your name
                                                                                                    appears. If signing as attorney,
                                                                                                    executor, administrator, trustee
                                                                                                    or guardian or an officer of a
                                                                                                    corporation or other entity,
                                                                                                    please give full title. If
                                                                                                    shares are held jointly, both
                                                                                                    owners must sign.

_______________________________________________________________________________

                             FOLD AND DETACH HERE

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.